EXHIBIT 21

LUCENT TECHNOLOGIES INC. SUBSIDIARIES

Ascend Communications (Bermuda) Holding Limited	Bermuda
Lucent Technologies Comercio e Servicio Ltd.	Brazil
Lucent Technologies Canada Corp.	Canada
Lucent Technologies El Salvador S.A. de C.V.	El Salvador
Lucent Technologies Beteiligungs GmbH & Co. KG	Germany
Lucent Technologies Hindustan Pvt. Ltd.	India
Lucent Technologies Holdings and Finance Company Limited	Ireland
Lucent Technologies Treasury Services	Ireland
Lucent Technologies Italia S.p.A.	Italy
Lucent Technologies EMEA B.V.	Netherlands
Lucent Technologies Nederland B.V.	Netherlands
SRA Computer C.V.	Netherlands
Lucent Technologies Optical Networks (China) Ltd.	P.R.C.
Lucent Technologies Qingdao Telecommunications Equipment Ltd.	P.R.C.
Lucent Technologies (China) Co., Ltd.	P.R.C.
Lucent Technologies (Shenzhen) Co., Ltd.	P.R.C.
Lucent Technologies Parsipanis S.L.	Spain
Lucent Technologies Thailand Inc. (Thailand branch)	Thailand
Lucent Technologies Holdings UK Limited	UK
Lucent Technologies UK Limited	UK
Lucent Technologies Group UK Ltd	UK
Lucent Technologies Capital Ireland	UK
Ascend Communications, Inc.	US
Bell Laboratories, Inc.	US
Day Investment Corp.	US
First Beacon Insurance Company	US
KED Funding LLC	US
LTI NJ Finance LLC	US
LTI Properties Finance LLC	US

LTI Properties Holdings LLC	US
Lucent Asset Management Corporation	US
Lucent Technologies Canada LLC	US
Lucent Technologies Construction Services, Inc.	US
Lucent Technologies Integrated Solutions Inc.	US
Lucent Technologies GRL LLC	US
Lucent Technologies Holdings LLC	US
Lucent Technologies International Inc.	US
Lucent Technologies Management Services Inc.	US
Lucent Technologies World Services Inc.	US
Lucent Venture Partners Inc.	US
NCS OSP Development Corp.	US
New Jersey Nanotechnology Consortium LLC	US
SRA Holdings LLC	US
SRA Investments LLC	US
Stratus Computer, Inc.	US
Stratus World Trade Corp.	US
Telica, Inc.	US
Western Electric Company, Incorporated	US
WM Funding LLC	US